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                            ARTICLES OF INCORPORATION

                                    CHAPTER I
          NAME, ORGANIZATION, PURPOSE, HEADQUARTERS AND DURATION OF THE
                                    COMPANY

         Art. 1 - Companhia de Saneamento do Parana - SANEPAR, organized on January 23, 1963, as a share-based, publicly held corporation, with diversified economic interests, shall be governed by these articles of incorporation and by applicable law in order to:
         (a) perform studies and prepare projects and cost estimates for works associated with new facilities and for the expansion of water and sanitary sewage facilities;
         (b) perform the works mentioned in the previous item;
         (c) develop, either directly or through regional and local subsidiaries, water and sanitary sewage services;
         (d) cooperate with federal, state and local entities and/or private entities in matters related to the objectives of the corporation, pursuant to agreements, covenants and contracts;
         (e) provide technical and/or administrative assistance with regard to water and sewage services to municipalities and quasi-governmental entities and/or to local companies in which the company owns no interest or has a minority interest;
         (f) own interests in other companies, in the capacity of shareholder or quota holder, with a view toward expanding its area of activity;
         (g) develop public services and private systems for removal and final disposal of domestic and industrial solid waste and its byproducts;
         (h) develop public services and private systems of urban drainage;
         (i) provide advisory services, technical assistance and certification in these areas of activity.

         Art. 2 - The Company shall have its headquarters and administration at Rua Engenheiros Reboucas No. 1376, in the city of Curitiba, capital of the State of Parana, Brazil, and may set up offices, representations, and any other establishments in the country, by authorization of the Executive Directorate.

         Art. 3 - The duration of the Company shall be indefinite.

                                   CHAPTER II
                          CONCERNING CAPITAL AND STOCK

         Art. 4 - The capital stock, fully subscribed and paid-in, is BRR 831,707,029.68 (eight hundred thirty-one million, seven hundred and seven thousand, twenty-nine reais and sixty-eight centavos) representing:
         (a) 289,836,870 (two hundred eighty-nine million, eight hundred thirty-six thousand, eight hundred seventy) registered common shares with no par value;
         (b) 124,245,312 (one hundred twenty-four million, two hundred forty-five thousand, three hundred twelve) registered preferred shares with no par value.


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         Sole paragraph - The right to vote shall be reserved exclusively for common shares and each share shall have one vote in the decisions of the Meetings of Shareholders.

         Art. 5 - The Company's shares of capital stock shall be uncertified, which does not alter in any way their inherent rights and restrictions. They shall remain on deposit at an authorized institution in the name of their titleholders, with no certificates being issued, according to the terms in Arts. 34 and 35 of Law No. 6,404 of December 15, 1976. The fee addressed in Art. 35:3 of the aforementioned law may be collected from the shareholders.


         Art. 6 - Common shares confer the right to vote in the decisions of the Company's Meetings of Shareholders and preferred shares confer no right to vote. However, they do confer a priority in the reimbursement of capital, but no right to a premium, and they are entitled to receive a dividend 10% (ten percent) higher than the dividend assigned to common shares, pursuant to Section II, pursuant to the provisions of Subparagraph I of Art. 17 of Law No. 6,404/76, as amended by Law No. 10,303/01.


         ss.1 - The nonvoting preferred shares may account for up to 2/3 (two-thirds) of the total shares issued by the Company.

         ss.2 - The Company may increase the number of preferred shares, even without maintaining the same proportion with future classes (ESPECIES) of stock, and the Company may also increase the number of common shares without maintaining the same proportion with the preferred shares.

         Art. 7 - Common and preferred shares shall be treated equally in the distribution of share dividends.

         Art. 8 - Shareholders shall have a preferential right in the issuance of shares, debentures or founders' shares convertible into shares, subscription bonuses and any other securities, under the terms of applicable law and have 30 (thirty) calendar days after the respective announcement in which to exercise the aforementioned right.

                                   CHAPTER III
                             MEETING OF SHAREHOLDERS

         Art. 9 - A Meeting of Shareholders shall normally be held within the first 4 (four) months of the year for the purposes set forth by law, and special meetings of shareholders whenever necessary, with the meeting notice, the call to order, and the deliberations adhering to the applicable legal provisions.

         ss.1 - Meetings of Shareholders require advance notice of 15 (fifteen) business days.

         ss.2 - In the event that the Company has on file an agreement between its shareholders regarding the right to vote, the Meeting of Shareholders shall observe the provisions of that agreement.

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         Art. 10 - The Meeting of Shareholders, whether general or special, shall be presided over by a shareholder elected from among those present, who [in turn] shall appoint one or more secretaries, which can be convened:
         a) by the chairman and vice chairman of the Board of Directors, together;
         b) by the Board of Directors, according to the terms of Article 17(f) below; and
         c) in the manner prescribed in the only paragraph of Art. 123 of Law No. 6,404/76.

                                   CHAPTER IV
                          ADMINISTRATION OF THE COMPANY

         Art. 11 - Administration of the Company shall be exercised by a Board of Directors and an Executive Directorate.

                                    SECTION I
                               BOARD OF DIRECTORS

         Art. 12 - The Board of Directors of the Company shall be comprised of 9
(nine) regular members and an equal number of alternates, one of whom shall be chairman and another vice chairman, elected and removable at any time by the Meeting of Shareholders, to serve a term of 3 (three) years. Members may be reelected.

         ss.1 - Alternate directors shall substitute for their respective directors in their absences or disabilities, and in the event of a vacancy until such time as a respective replacement is named.

         ss.2 - The Board of Directors must include one employee of the Company as a regular member and another employee as an alternate member, selected and appointed by the other members, pursuant to applicable state law.

         ss.3 - Overall compensation for the Board of Directors shall be determined by the Meeting of Shareholders and individual compensation for each member shall be established by the Board of Directors itself.

         Art. 13 - In the event of a vacancy in a regular position on the Board of Directors, that director shall be replaced by his or her alternate until the next Meeting of Shareholders, which [meeting] is required to select a replacement for the remainder of the term of office of the former director.

         Art. 14 - Normally, the Board of Directors shall meet every 3 (three) months and in special sessions when called by the Chairman or Vice Chairman, by a third of the members, or at the request of the Executive Directorate, and shall have a quorum of 4 (four) members present as a minimum for valid deliberations, pursuant to the provisions of ss. 2 below.

         ss.1 - Meetings of the Board of Directors shall be convened by written notice sent at least 5 (five) days in advance. The notice must contain the agenda of matters to be discussed. However, written notice may be waived if all regular members or their respective alternates are present.

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         ss.2 - Decisions of the Board of Directors shall be by majority vote of the members present, the Chairman having the authority to break a tie vote. However, with regard to decisions concerning matters contained in lines "c,"
"d," "e," "h," "i," "j," "k," "l," "m," "o," "p" and "q" of Art. 17 of these
Articles of Incorporation, at least 7 (seven) votes in the affirmative are required.

         Art. 15 - It is incumbent on the Chairman of the Board of Directors to grant leaves [of absence] to its members, and the other members to grant leave to the Chairman.

         Art. 16 - The Chairman and Vice Chairman shall be elected by their peers at the first meeting of the Board of Directors held after the election of its members, the Vice Chairman replacing the Chairman in the event of absence or disability.

         Art. 17 - It is incumbent on the Board of Directors to:
         (a) set the general business goals of the Company;
         (b) elect and remove the Company's Executive Officers in accordance with these Articles of Incorporation;
         (c) prior to their signing, decide on contracts between the Company and any of its shareholders or companies that may be controlled by them, whether individually or jointly.
         (d) at the request of the Executive Directorate, decide on the disposal of or mortgage on permanent assets of the Company and the giving of third-party guarantees for an individual value greater that 0.5% (one-half percent) of the equity of the Company;
         (e) at the request of the Executive Directorate, decide on loans and financing to be undertaken by the Company for a value greater than 2% (two percent) of the equity of the Company;
         (f) call the Meetings of Shareholders;
         (g) oversee the performance of the Executive Directorate, including examining at any time the books and papers of the Company, as well as requesting information regarding signed contracts and those to be signed, or any other facts or administrative acts deemed of interest;
         (h) offer an opinion in advance regarding the administrative and financial report of the Company's Executive Directorate;
         (i) select the Company's independent auditors from among companies of international reputation, authorized by the Brazilian Securities Commission to audit publicly held companies and, if required, replace them;
         (j) decide on the proposal for use of the profits for the year in accordance with the provisions of these Articles of Incorporation;
         (k) approve the fee and salary schedule as well as the Company's compensation policy;
         (l) at the request of the Executive Directorate, decide on voting rights at Meetings of Shareholders by companies associated and controlled by the Company, when they deal with matters contemplated in the Business Plan as defined in Article 21 below;
         (m) determine the six-month dividend distribution, as well as potential payment of interest on own capital, pursuant to the provisions of Law No. 9,249/95;
         (n) direct any proposal to amend the Articles of Incorporation to a Special Meeting of Shareholders;
         (o) examine, as a higher authority, contracts with waivers or exemptions from bidding;

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         (p) approve rate plans and schedules regarding the Company's services, products and operations;
         (q) determine items omitted from these Articles of Incorporation, based on current law, retaining any other powers defined by law to higher collegiate bodies for the Executive Directorate of the Company.



                                   SECTION II
                              EXECUTIVE DIRECTORATE

         Art. 18 - The Executive Directorate shall be comprised of 7 (seven) Executives, who may be shareholders or not, selected by the Board of Directors, designated Chief Executive Officer, New Business Officer, Superintendent Officer, Financial Officer, Investor Relations Officer, Operations Officer, and Administrative Officer.

         ss.1 - The term of office shall be 3 (three) years, and reelection is permitted. The officers shall remain in office until their duly elected successors have taken office.

         ss.2 - Overall compensation for the officers of the Executive Directorate shall be determined by the Meeting of Shareholders and individual compensation for each officer by the Board of Directors.

         Art. 19 - In the event of a vacancy, resignation, leave of absence or disability, even if temporary, by any of the members of the Executive Directorate, the Board of Directors shall meet in special session within a period of 15 (fifteen) days to select a replacement.

         Sole paragraph - The Board of Directors is authorized at any time to assign the respective replacement of one officer as the replacement for another officer in the event of temporary disabilities, provided that such replacements follow the same selection criteria provided for in Item 4.5.4 of the Shareholders Agreement on file with the Company.

         Art. 20 - Normally, the Executive Directorate shall meet at least once a month, and, in special session whenever convened by the Chief Executive Officer, Superintendent Officer or 2 (two) Officers, through notification at least 2 (two) days in advance, which may be waived if all officers are present. Except for the provisions of Art. 21:3 of these Articles of Incorporation, the decisions of the Executive Directorate shall be adopted by majority vote of its members.

         Art. 21 - Day-to-day management of the Company is the responsibility of the Executive Directorate in accordance with the Organization Plan, Business Plan and the Annual Budget prepared and approved pursuant to these Articles of Incorporation.

         ss.1 - The Company's business plan shall contain plans and projections for a period of 2 (two) fiscal years, which will be updated every six months and will address the following in detail:
         (a) the Company's activities and strategies including any plans for construction or expansion of facilities;
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         (b) new investments and business opportunities, including with companies controlled by and affiliated with the Company;
         (c) amounts to be invested or otherwise contributed from the Company's own funds or those of third parties.
         (d) rates of return to be obtained or generated by the Company;

         ss.2 - The Company's Annual Budget shall reflect the Business Plan and must provide a detailed list of operating income and expenses, costs and investments, cash flow, investments of the Company's own funds and those of third parties, as well as any other data the Executive Directorate deems necessary.

         ss.3 - The Organization Plan, Business Plan, and the Annual Budget shall be prepared by the Executive Officers for Operations, Finance, and Administration. In the absence of a consensus among the respective officers regarding the preparation of these documents, those same officers will determine by majority vote the final version of the documents, which will be sent to the Executive Directorate for its approval, as a collegiate body. Because of its technical nature, such a decision cannot be appealed to the Board of Directors.

         ss.4 - The Company's banking activities, endorsements and foreign exchange acceptances, grants of powers of attorney, and performance of actions necessary for the normal functioning of the Company shall be carried out [as follows]:
         (a) jointly by two members of the Directorate, one of whom shall be either the Chief Executive Officer or Superintendent Officer, and the other the Executive Officer of the respective area from which the matter arises; or
         (b) by the Executive Officer and an officer duly authorized to perform these acts.

         ss.5 - The powers of attorney on behalf of the Company must be authorized by two executive officers, one of whom must be the Chief Executive Officer or Administrative Officer and the other the Superintendent Officer or Financial Officer.

         Art. 22 - In accordance with the provisions of the previous articles, the powers of the Executive Directorate are as follows:

         I - Chief Executive Officer:
         (a) call and preside over meetings of the Executive Directorate;
         (b) propose matters to the Board of Directors;
         (c) coordinate internal auditing activities;
         (d) oversee executive programs and final evaluation of the results;
         (e) develop and coordinate the activities of the Company's legal service;
         (f) develop and coordinate corporate communications policy;
         (g) represent the Company before the concession authority and related companies;
         (h) represent the Company before counterpart companies in the sanitation industry for the establishment of joint policies;
         (i) represent the Company at trial, whether as plaintiff or defendant;
         (j) present the Company's annual business report to the Board of Directors and the Regular Meeting of Shareholders;

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         II - Superintendent Officer:
         (a) in conjunction with the Operations Officer, plan the expansion of the Company's sanitation services and coordinate and prepare the Company's Sanitation Master Plan, as well as oversee the application of established goals, making sure they are continually updated;
         (b) develop organizational systems and methods;
         (c) propose goals, decision-making, and standardizing instruments that define the planning policies of the Company's sanitation system;
         (d) study and encourage the introduction of new technologies and services in the Company;
         (e) plan and coordinate the acquisition of equipment, materials, and labor for the expansion plans, jointly with the Operations Officer;
         (f) develop market studies;
         (g) plan and coordinate activities for marketing of services;
         (h) replace the Chief Executive Officer when absent;
         (i) coordinate with the Operations Officer for the contracting of a basic sanitation services company, with a view toward acquiring new technologies for the Company.

         III - Chief Financial Officer:
         (a) plan, coordinate, and direct economic and financial activities;
         (b) study and propose directives and rules for the implementation of economic and financial policies;
         (c) promote adherence to the Company's budget in accordance with established plans and programs;
         (d) supervise collection of operating revenues and collection of non-operating revenues;
         (e) foster collection of funds outside the Company when necessary;
         (f) administer use of financial resources;
         (g) ensure that financial commitments fulfill legal, administrative, budgetary, and contractual formalities, interacting with other departments of the Company and with other involved parties;
         (h) oversee the accounting procedures for operations undertaken by the Company;
         (i) in conjunction with the Investor Relations Officer, administer the Company's shareholders' policy;
         (j) undertake studies, in conjunction with the Chief Administrative Officer, and propose alternatives for the financial and economic balance of the pension plans sponsored by the Company;
         (k) prepare, in conjunction with the Chief Operations Officer and the Chief Administrative Officer, the Company's Annual Budget and Business Plan;

         IV - Investor Relations Officer:
         (a) plan, coordinate, and direct the relationship and communications between shareholders, the Brazilian Stock Exchange and the Brazilian Securities Commission (CVM);
         (b) study and propose directives and rules for Market Relations;
         (c) further the appreciation in value of the Company's stock in the financial markets through ongoing dissemination of information regarding the Company's operations to the financial markets;

         V - Chief Operating Officer:

         (a) plan, coordinate, and oversee activities relating to operations, maintenance, projects, and the installation and modernization of the sanitation system;
         (b) oversee the Company's departmental standards in their areas of activity;
         (c) schedule, coordinate, and direct activities regarding project execution and investment budget;
         (d) propose technical specifications for equipment, materials, and labor for expansion plans;
         (e) prepare and manage contracts, promote the installation and/or acceptance of projects regarding the plant necessary for rendering sanitation services;
         (f) direct and oversee the preparation and implementation of operational standards, methods, and routines, in accordance with established goals;
         (g) propose partnership agreements with other sanitation companies to the Executive Directorate;
         (h) perform market analyses with a view toward improving the quality of existing services;
         (i) oversee activities associated with the expansion program;
         (j) operate and maintain the sanitation service, marketing the services and their benefits, administering billing for services rendered, carrying out development planning for services, and executing their implementation;
         (k) plan and coordinate, in conjunction with the Superintendent Officer, the acquisition of equipment, materials, and labor for the expansion plans;
         (l) in conjunction with the Superintendent Officer, implement the Company's Master Sanitation Plan;
         (m) acquire up-to-date materials in line with the needs of the Company, as applicable;

         (n) direct the receipt, storage, and distribution of materials, and supervise the inventory;

         (o) prepare, in conjunction with the Chief Financial and Administrative Officers, the Company's Organization Plan, Annual Budget, and Business Plan.

         VI - Chief Administrative Officer:
         (a) coordinate and develop organizational studies, providing advice on solving administrative problems throughout the company;
         (b) administer the Company's transportation services, seeking to meet the transportation needs of personnel, equipment, and general cargo;
         (c) plan, coordinate, and direct administrative support for the administration, maintenance, and preservation of the Company's properties;
         (d) plan, coordinate, and carry out activities associated with personnel administration;
         (e) promote and stimulate the development, training, and improvement of human resources;
         (f) administer activities related to medical, dental, and social assistance for employees and their dependents, as well as attend to obligations inherent to worker safety;
         (g) undertake studies, in conjunction with the Chief Financial Officer, and propose alternatives regarding the financial and economic balance of the pension plans sponsored by the Company;
         (h) prepare, in conjunction with the Chief Financial and Operations Officers, the Company's Organization Plan, Annual Budget, and Business Plan.

         VII - New Business Officer:
         (a) search for and develop new business;
         (b) coordinate, direct, and manage studies on strategic projects and partnerships with enterprises not directly related to the principal purpose of the Company;
         (c) oversee the concession agreements.

         Sole paragraph - In the absence of both the Chief Executive Officer and the Superintendent Officer, each of these shall designate, from among the other officers, whom shall be their replacements in such times, pursuant to the provisions of the sole paragraph of Art. 19.

                                    CHAPTER V
                            STATUTORY AUDIT COMMITTEE

         Art. 23 - The Company shall have a Statutory Audit Committee comprised of 3 (three) to 5 (five) regular members and an equal number of alternates, who may or may not be shareholders, elected annually by the General Meeting of Shareholders. They may be reelected.

         Art. 24 - The Statutory Audit Committee is an ongoing function and meets at the request of any of its regular members and has the authority, powers, duties, and responsibilities established by law.

         Art. 25 - Members of the Statutory Audit Committee shall receive compensation fixed by the General Meeting of Shareholders that elects them, pursuant to the legal minimum.

                                   CHAPTER VI
                        FISCAL YEAR AND DIVIDENDS POLICY

         Art. 26 - The fiscal year shall coincide with the calendar year, closing on December 31 of each year, when the financial statements shall be prepared, in accordance with applicable law.

         Art. 27 - Accumulated losses and the provision for income tax shall be deducted from the income for the year before any distribution of profits.

         Sole paragraph - Dividends for the year shall only be distributed after the legal reserve has been deducted, which is based on 5% (five percent) of profits up to the maximum provided for by law.

         Art. 28 - Shareholders have the right to receive in each fiscal year, as an obligatory dividend, 25% (twenty-five percent) of the adjusted net income, pursuant to the provisions of Art. 202 and its paragraphs of Law No. 6,404/76.

         Sole paragraph - At the discretion of the Board of Directors, interest on own capital may be applied, pursuant to line "m" of Art. 17 of these Articles of Incorporation, which shall be obligatorily paid at the time of the obligatory dividends distribution.

         Art. 29 - Dividends shall be paid within a maximum period of sixty days following the date on which the Meeting of Shareholders that authorized the dividend met, or in accordance with the decision of the Meeting of Shareholders. The Directorate, respecting this time period, shall determine the date, place, and procedures for payment.

         Sole paragraph - Dividends unclaimed for a period of 3 (three) years following the date on which they became available to the shareholder shall revert to the benefit of the Company.

                                   CHAPTER VII
                               GENERAL PROVISIONS

         Art. 30 - In the event of termination of concessions in effect, whether by expiration of the contractual period, cancellation, rescission or any other type of termination, the respective Concession Authorities shall indemnify the Company in advance, in proportion to the investments made, and assume the installments falling due from the financing associated with the work on the returned systems.

         Sole paragraph - All property not directly connected with the rendering of public services that had been under concession shall remain the property of the Company.

         Art. 31 - Dissolution and liquidation of the Company shall be carried out in accordance with the resolutions of the Meeting of Shareholders, pursuant to the law in effect.


         Art. 32 - The Company is authorized to increase its capital stock up to an additional BRR 900,000,000.00 (nine hundred million and 00/100 reais), exclusively by issuing preferred, nonvoting shares. Such increase may be carried out without amending the Articles of Incorporation by resolution of the Board of Directors, and may only be implemented through public subscription in Brazil and the simultaneous issuance of American Depositary Receipts (ADR) abroad; the subscription shall take place before June 30, 2002 or on a subsequent date, if so decided by the General Meeting of Shareholders.


         Sole paragraph - As long as the authorization provided for in the main body of this article is in effect, the Board of Directors may not perform any act or take any action involving the issuance of new shares for purposes other than those provided for herein.

         Art. 33 - Pursuant to Article 172 of Law No. 6,404/76, the preferential right guaranteed to shareholders under Article 8 of these Articles of Incorporation shall not be applied to capital increases carried out under the authorization provided for in the previous article.


         Art. 34 -The competent authority for approval of capital increases pursuant to the specific authorizations in Article 32 of these Articles of Incorporation, as well as for setting the conditions governing the issues and their respective subscriptions, will be the Board of Directors, by a resolution passed by the affirmative vote of at least 7 (seven) directors. It shall further be incumbent upon the Board of Directors to make its opinion known, prior to soliciting the respective registries in conjunction with the competent agencies, with regard to the above-mentioned American Depositary Receipts (ADR) program and, prior to their execution, with regard to the contracts with financial institutions and/or custodians, domestic or foreign, whose purpose it is to implement this program.

         Art. 35 - The specific authorization granted under Article 32 shall cease to be valid in the event that, as of the date provided for herein, the public subscription contemplated in said article has not taken place, and the General Meeting of Shareholders has taken no action to postpone the term for carrying out said act.




         I CERTIFY THAT THIS DOCUMENT, COMPRISING 12 (TWELVE) PAGES, IS A FAITHFUL TRANSCRIPTION OF THE ARTICLES OF INCORPORATION OF COMPANHIA DE SANEAMENTO DO PARANA - SANEPAR, CURRENTLY IN EFFECT, AS APPROVED BY THE 72ND SPECIAL SHAREHOLDERS' MEETING, HELD ON SEPTEMBER 18, 1998, INCORPORATING THE AMENDMENTS APPROVED BY THE 73RD SPECIAL SHAREHOLDERS' MEETING, HELD ON OCTOBER 27, 1998, BY THE 74TH SPECIAL SHAREHOLDERS' MEETING, HELD ON APRIL 28, 1999, BY THE 75TH SPECIAL SHAREHOLDERS' MEETING, HELD ON OCTOBER 8, 1999, BY THE 76TH SPECIAL SHAREHOLDERS' MEETING, HELD ON FEBRUARY 21, 2000, BY THE 78TH SPECIAL SHAREHOLDERS' MEETING, HELD ON FEBRUARY 21, 2001, BY THE 80TH SPECIAL SHAREHOLDERS' MEETING, HELD ON JUNE 4, 2001, BY THE 82ND SPECIAL SHAREHOLDERS' MEETING, HELD ON DECEMBER 18, 2001 AND THE 84TH SPECIAL SHAREHOLDERS' MEETING HELD ON MARCH 22, 2002 AND BY THE 85TH SPECIAL SHAREHOLDERS' MEETING HELD TODAY.




                                                     CURITIBA, APRIL 26, 2002.



                                          /s/JOSE LUIZ COSTA TABORDA RAUEN
                                          --------------------------------
                                         JOSE LUIZ COSTA TABORDA RAUEN
                              SECRETARY OF THE GENERAL MEETING OF SHAREHOLDERS
                                               GENERAL COUNSEL FOR THE COMPANY